Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-105012, 333-120333, 333-132544, 333-146261, 333-156836, 333-168223, 333-175392, and 333-184410) of ITUS Corporation of our report dated January 29, 2015, with respect to our audit of the consolidated financial statements of ITUS Corporation as of October 31, 2014 and 2013, and for each of the years then ended, included in the Annual Report on Form 10-K of ITUS Corporation for the year ended October 31, 2014.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

January 29, 2015